Exhibit 5

August 8, 2008

China Advanced Construction Materials Group, Inc.
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080 PRC

Re:	Registration Statement on Form S-1 (the “Registration Statement”) of China Advanced Construction Materials Group, Inc.

Ladies and Gentlemen:

We have served as special U.S. securities counsel to China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Corporation”) in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of (i) 498,750 shares of the Corporation’s common stock, par value $0.001 per share (the “Shares”), (ii) 3,500,000 shares underlying the Corporation’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), (iii) 1,995,000 shares underlying the Corporation’s common stock purchase warrants (the “Warrant Shares”), (iv) 3,500,000 shares of the Corporation’s common stock, par value $0.001 per share, that may be transferred to certain selling shareholders pursuant to the terms of that certain Securities Escrow Agreement, dated June 11, 2008, by and among the Corporation, the signatories identified on Schedule A thereto, Professional Offshore Opportunity Fund, Ltd., Xianfu Han and Weili He and American Stock Transfer & Trust Company (the “Make-Good Shares”), and (v) 875,000 warrants to purchase two (2) shares of the Corporation’s common stock, par value $0.001 per share, at an exercise price of $2.40 per share (the “Warrants” and collectively with the Shares, Preferred Shares, Warrant Shares and Make-Good Shares, the “Securities”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholders acquired the Securities, certificates evidencing the Securities, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Securities to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Thelen Reid Brown Raysman & Steiner LLP ____________________________________ THELEN REID BROWN RAYSMAN & STEINER LLP